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                                                                    EXHIBIT 99.1

HEI ACQUIRES CROSS TECHNOLOGY, INC.-EXPANDS RF WIRELESS BUSINESS

     MINNEAPOLIS, February 28, 2000 - HEI, Inc. (Nasdaq: HEII) (http://www.heii.com), a leading global supplier of ultra-miniature microelectronic products for hearing, communications, medical and industrial applications, and Cross Technology, Inc., a leader in the manufacturing and marketing of wireless Smart Cards and other ultra-miniature radio frequency (RE) applications, have reached an agreement for the acquisition of Cross Technology, Inc. by HEI, Inc.

     Under the terms of the agreement, six hundred thousand shares of HEI common stock will be exchanged for all of the outstanding capital stock of Cross, subject to the completion of due diligence and customary closing conditions. Based on Friday's closing price of $10.625, the transaction is valued at approximately $6,375,000. The parties intend for the merger to qualify as a tax-free reorganization and will account for the transaction as a pooling of interests.

     HEI expects this acquisition to be completed in its current quarter and accretive to its earnings for this fiscal year. Merger expenses, together with expenses incurred to implement our SAP enterprise resource planning system, will result in a second quarter earnings loss greater than previously expected.

     HEI's proposed acquisition of Cross Technology is a significant step in its expansion into RF wireless applications. The Smart Card market is expected to grow at rates approaching 30% annually. The Cross acquisition gives HEI a strong market position from which it will apply its extensive expertise in ultra-miniature packaging and RE technology. This combination will leverage HEI's RF wireless design and engineering expertise into immediate revenue and new opportunities for growth.

     Upon completion of the transaction, HEI will expand its Board by one seat and will name Leonard Hadden, Cross' President, to fill that seat for the remainder of its term. Mr. Hadden is a Minnesota resident and brings 35 years experience in electronics design and manufacturing to the Company.

     "This merger helps achieve our strategic goals for market and customer diversity, profitable growth, and technology expansion. We strengthen HEI in the RF wireless market by diversifying into the fast-growing RF Smart Card market segment," said Anthony Fant, Chairman and Chief Executive Officer, HEI, Inc. "We anticipate our combined revenue growth rate to be over 30% for fiscal year 2000, as compared to our combined revenue in fiscal year 1999," he added.

     "The growth of the markets served by Cross, and the changing needs of our customers, will be better met with the combined engineering, marketing and administrative strength of our companies. The owners of Cross, Glen Zirbes, Mart Diana and I, look forward to working with HEI to insure our combined successful future," said Leonard Hadden, President, Cross Technology, Inc.
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     "This acquisition will allow us to leverage our substantial investments of the past two years. First, our investment in RE wireless design expertise will immediately elevate Cross to a leading industry position technologically. Second, our investment in a high quality, low cost manufacturing facility in

     Mexico will improve our cost competitiveness in all of our markets, including RF Smart Cards. Third, we will leverage our investments in infrastructure, such as our new ERP system, communications and e-commerce capabilities, and quality processes and procedures to improve the competitiveness of the combined entity," said Don Reynolds, President and Chief Operating Officer, HEI, Inc.

     HEI, Inc. specializes in the custom design and manufacture of high performance, ultra-miniature microelectronic devices and high-technology products incorporating those devices. HEI contributes to its customers' competitiveness in the hearing, medical, communications and industrial markets through innovative design solutions and by the application of state-of-the-art materials, processes and manufacturing capabilities.

          World Headquarters and Microelectronics Division
          P.O. Box 5000, 1495 Steiger Lake Lane, Victoria, MN 55386

          Mexico Division, Customer Service Center
          1 Offshore International, 777 East MacArthur Circle, Tucson, AZ 85714

          High Density Interconnect Division
          610 South Rockford Drive, Tempe, AZ 85281

FORWARD LOOKING INFORMATION

     Information in this news release, which is not historical, includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements contained in this press release regarding the acquisition of Cross Technology and the impact of the acquisition on HEI, the future sales of Cross and HEI products, the markets for Smart Cards and other Cross products, the growth opportunities in such markets and the estimated combined revenue growth rates are forward-looking statements. All of such forward-looking statements involve risks and uncertainties including, without limitation, adverse business or market conditions, the ability of HEI to secure and satisfy customers, the availability and cost of materials from HEI's suppliers, adverse competitive developments, change in or cancellation of customer requirements, and other risks detailed from time to time in HEI's SEC filings.

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